Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $79.9 MILLION

Rockland, Massachusetts (April 16, 2026) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2026 first quarter net income of $79.9 million, or $1.63 per diluted share, as compared to 2025 fourth quarter net income of $75.3 million, or $1.52 per diluted share. Excluding merger-related costs associated with the Company’s third quarter 2025 acquisition of Enterprise Bancorp, Inc. (“Enterprise”) and its subsidiary, Enterprise Bank, and their related tax effects, operating net income was $82.1 million, or $1.68 per diluted share for the first quarter of 2026, compared to operating net income of $84.4 million, or $1.70 per diluted share for the fourth quarter of 2025(1).

CEO STATEMENT

“Our first quarter results represent another step forward in driving improved profitability while remaining disciplined in our strategies during these uncertain times,” said Jeffrey Tengel, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “We are prioritizing our long-term relationship banking model while prudently investing in our future and returning capital to our shareholders.”

FINANCIAL HIGHLIGHTS

•The Company generated a return on average assets and a return on average common equity of 1.31% and 9.02%, respectively, for the first quarter of 2026, as compared to 1.20% and 8.38%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and a return on average common equity of 1.35% and 9.27%, respectively, for the first quarter of 2026, as compared to 1.34% and 9.38%, respectively, for the prior quarter(1).

•The Company’s net interest margin of 3.90% increased 13 basis points compared to the prior quarter, while the adjusted margin increased 8 basis points to 3.72%(1).

•Deposit balances of $20.1 billion at March 31, 2026 decreased $29.3 million, or 0.1%, compared to the prior quarter.

•Loan balances of $18.4 billion at March 31, 2026 decreased $78.3 million, or 0.4%, compared to the prior quarter.

•The Company repurchased approximately 802,000 shares for $63.3 million during the first quarter of 2026.

•Tangible book value per share of $47.86 at March 31, 2026 grew by $0.31 from the prior quarter(1).

•The Company increased its quarterly dividend by 8.5% in the first quarter of 2026, from $0.59 to $0.64 per share.

BALANCE SHEET

Total assets of $24.8 billion at March 31, 2026 decreased $129.3 million, or 0.5%, compared to the prior quarter, driven primarily by decreased loan and cash balances.

Total loans of $18.4 billion at March 31, 2026 decreased $78.3 million, or 0.4%, compared to the prior quarter:

•The commercial and industrial portfolio grew $39.7 million, or 0.9% (3.5% annualized), despite runoff of $38.7 million attributable to the Company’s strategic exit from the dealer finance business.

•Commercial real estate and construction decreased $89.6 million, or 0.9%, due to elevated payoffs and amortization of balances, including a reduction of $55.9 million in the Company’s office portfolio.

•The total consumer portfolio decreased $28.3 million, or 0.7%, primarily attributable to a decline in the residential real estate portfolio of $31.3 million, or 1.1%, reflecting lower seasonal volume compared to the prior quarter. This decrease was partially offset by a modest increase in the home equity portfolio of $10.1 million, or 0.8% (3.2% annualized).

Total deposits decreased by $29.3 million, or 0.1%, to $20.1 billion at March 31, 2026, as compared to the prior quarter:

•Average deposits decreased $309.9 million, or 1.5%, compared to the prior quarter, driven primarily by seasonality in business operating balances.

•Overall core deposits comprised 83.8% of total deposits at March 31, 2026, as compared to 83.7% at December 31, 2025.

•Total noninterest bearing demand deposits were 28.0% and 27.8% of total deposits at March 31, 2026 and December 31, 2025, respectively.

•The total cost of deposits for the first quarter of 1.36% reflected a decrease of 10 basis points compared to the prior quarter.

Total period end borrowings decreased by $49.6 million, or 6.0%, during the first quarter of 2026, reflecting approximately $100 million in net paydowns on Federal Home Loan Bank borrowings, partially offset by $50 million advanced on a working capital line of credit.

The Company’s total securities portfolio of $3.4 billion increased by $62.4 million, or 1.9% (7.6% annualized), from the prior quarter:

•New purchases of $168.4 million in the available for sale portfolio were partially offset by maturities, calls, and paydowns in the combined available for sale and held to maturity portfolios during the quarter.

•Total securities represented 13.6% and 13.3% of total assets at March 31, 2026 and December 31, 2025, respectively.

Stockholders’ equity at March 31, 2026 decreased $23.7 million, or 0.7%, compared to December 31, 2025, as strong earnings were offset by the impact of share repurchases, dividends, and unrealized losses on available for sale securities recognized in other comprehensive income during the quarter:

•During the first quarter of 2026, the Company executed on its previously announced $150 million stock repurchase plan, buying back approximately 802,000 shares of common stock for $63.3 million at an average price per share of $78.85.

•The Company’s ratio of common equity to assets of 14.29% at March 31, 2026 represented a decrease of 2 basis points from December 31, 2025.

•The Company’s ratio of tangible common equity to tangible assets of 9.86% at March 31, 2026 represented a decrease of 2 basis points from the prior quarter and a decrease of 92 basis points from the year ago period(1).

•The Company’s book value per share increased by $0.51, or 0.7%, to $72.92 at March 31, 2026 as compared to the prior quarter.

•The Company’s tangible book value per share at March 31, 2026 grew by $0.31, or 0.7%, from the prior quarter to $47.86, and grew by 0.1% from the year ago period(1).

NET INTEREST INCOME

Net interest income of $212.5 million for the first quarter of 2026 was flat compared to the prior quarter:

•The net interest margin of 3.90% increased 13 basis points when compared to the prior quarter, benefitting from fixed rate asset repricing, lower deposit costs, and 17 basis points of purchase accounting accretion in the first quarter of 2026 as compared to 11 basis points in the prior quarter. Excluding purchase accounting accretion and other non-core items, the adjusted margin of 3.72%(1) increased 8 basis points.

•Total loan yields increased 3 basis points to 5.77% from 5.74%, driven primarily by fixed rate loan repricing and purchase accounting accretion, partially offset by the full quarter impact of Federal Reserve rate cuts made during the fourth quarter of 2025. Similarly, securities yields increased 12 basis points to 3.08% for the current quarter as compared to the prior quarter.

•The Company’s overall cost of funding decreased 8 basis points to 1.52% for the first quarter of 2026 as compared to 1.60% for the prior quarter, driven by a 10 basis point reduction in total cost of deposits.

NONINTEREST INCOME

Noninterest income of $40.3 million for the first quarter of 2026 represented a decrease of $1.2 million, or 2.9%, as compared to the prior quarter. Significant changes in noninterest income for the first quarter of 2026 compared to the prior quarter included the following:

•Interchange and ATM fees decreased by $363,000, or 6.7%, driven by seasonally lower transaction volumes.

•Overall investment and advisory income increased $372,000, or 2.7%, driven primarily by higher asset based fee revenue and insurance commissions compared to the prior quarter. Total assets under administration remained consistent at $9.2 billion as of March 31, 2026.

•Loan level derivative income decreased by $322,000, or 26.1%, reflecting volatility in customer demand.

•Other noninterest income decreased by $1.1 million, or 13.8%, driven primarily by a decrease in investment income on equity securities.

NONINTEREST EXPENSE

Noninterest expense of $142.9 million for the first quarter of 2026 represented a decrease of $11.5 million, or 7.4%, as compared to the prior quarter. Significant changes in noninterest expense for the first quarter of 2026 compared to the prior quarter included the following:

•The Company incurred merger and acquisition expenses of $3.0 million in the first quarter of 2026, compared to $12.3 million in the fourth quarter of 2025, all of which were related to the Company’s acquisition of Enterprise. The majority of the 2026 first quarter merger expenses related to final severance payments, and vendor and systems contract terminations.

•Salaries and employee benefits decreased by $843,000, or 1.0%, driven primarily by decreased incentive compensation, retirement benefits, and lower base salaries, partially offset by higher payroll taxes and medical plan insurance.

•Occupancy and equipment expenses increased by $1.7 million, or 10.9%, driven primarily by a $1.9 million increase in snow removal costs for the first quarter of 2026.

•FDIC assessment decreased $731,000, or 18.0%, due to quarterly timing differences.
•Other noninterest expense decreased by $2.4 million, or 7.8%, driven primarily by decreases in consultant fees of $790,000, legal fees of $755,000, and net valuation decreases on equity securities of $384,000.

TAX RATE

The Company’s quarterly effective tax rate increased to 23.38% for the first quarter of 2026 from 20.54% for the prior quarter, due to one-time discrete adjustments combined with revised estimates based on full year results in the prior quarter.

ASSET QUALITY

During the first quarter, the Company’s key asset quality activity and metrics were as follows:

•Nonperforming loans increased to $96.6 million at March 31, 2026, as compared to $83.6 million at December 31, 2025, representing 0.52% and 0.45% of total loans, respectively.

•Delinquencies as a percentage of total loans increased 9 basis points from the prior quarter to 0.41% at March 31, 2026.

•Net charge-offs decreased slightly to $4.8 million, as compared to $5.3 million for the prior quarter, representing 0.11% and 0.12%, respectively, of average loans annualized. The largest individual charge-off in the quarter was $4.2 million related to a commercial real estate loan that was partially reserved for in the prior quarter.

•The first quarter provision for credit losses increased to $5.5 million, as compared to $4.8 million for the prior quarter.

•Total criticized and classified commercial loans of $575.5 million, or 4.0% of total commercial loans, increased $102.7 million, or 21.7%, as compared to the prior quarter.

•The allowance for credit losses on total loans increased to $190.6 million at March 31, 2026, compared to $189.9 million at December 31, 2025 and represented 1.03% of total loans at both March 31, 2026 and December 31, 2025.

(1)Represents a non-GAAP measure. See Appendices A through C for reconciliation of the corresponding GAAP measures.

CONFERENCE CALL INFORMATION

Jeffrey Tengel, Chief Executive Officer, and Mark Ruggiero, Chief Financial Officer and Executive Vice President of Consumer Lending, will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Friday, April 17, 2026.

Participants may join the webcast by registering prior to the call via this link: https://events.q4inc.com/attendee/279877279. A replay of the webcast will be made available on the Company’s website at https://indb.rocklandtrust.com by selecting First Quarter 2026 Earnings Call. The webcast replay will be available until April 17, 2027.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. (Nasdaq Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts, Worcester County, and Southern New Hampshire, as well as commercial banking and investment management offices in Massachusetts, New Hampshire, and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;
•events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposits and significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;
•the effects to the Company of an increasingly competitive labor market, including the possibility that the Company will have to devote significant resources to attract and retain qualified personnel;
•political and policy uncertainties, changes in U.S. and international trade policies, such as tariffs or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;
•the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, including international conflicts and hostilities, such as the ongoing conflict involving Israel, the U.S. and Iran;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company’s business caused by adverse weather conditions and natural disasters, changes in climate, public health crises or other external events and any actions taken by governmental authorities in response to any such events;
•adverse changes or volatility in the local real estate market;
•changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;
•risks related to the Company’s acquisition activities, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; impairment of goodwill and/or other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated;
•the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;
•increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence (“AI”);
•electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or the introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;
•the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;
•operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business;
•risks related to the development and use of AI by the Company, its third-party vendors, clients and counterparties; and
•any unexpected material adverse changes in the Company’s operations or earnings.

The Company cautions readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described above and in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release and the appendices attached to it contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information may include operating net income and operating earnings per share (“EPS”), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, adjusted net interest margin (“adjusted margin”), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets, and operating return on average common equity exclude items that management believes are unrelated to the Company’s core banking business such as merger and acquisition expenses, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its adjusted margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as significant purchase accounting adjustments or other adjustments such as nonaccrual interest reversals/recoveries and prepayment penalties. Management believes that adjusting for these items to arrive at an adjusted margin provides additional insight into the operating environment and how management decisions impact the net interest margin.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and identifiable intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by “tangible assets,” defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, adjusted margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Jeffrey Tengel
President and Chief Executive Officer
(781) 982-6144

Mark J. Ruggiero

Chief Financial Officer and
Executive Vice President of Consumer Lending
(781) 982-6281

Investor Relations:
Gerry Cronin
Director of Investor Relations
(774) 363-9872
Gerard.Cronin@rocklandtrust.com

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2026	December 31 2025	March 31 2025	Mar 2026 vs.	Mar 2026 vs.
				Dec 2025	Mar 2025
Assets
Cash and due from banks	$223,291	$229,770	$214,616	(2.82)%	4.04%
Interest-earning deposits with banks	505,687	542,132	502,228	(6.72)%	0.69%
Securities
Trading	5,525	4,720	4,816	17.06%	14.72%
Equities	21,518	21,581	21,250	(0.29)%	1.26%
Available for sale	2,088,365	2,004,247	1,283,767	4.20%	62.67%
Held to maturity	1,256,566	1,279,027	1,409,959	(1.76)%	(10.88)%
Total securities	3,371,974	3,309,575	2,719,792	1.89%	23.98%
Loans held for sale	16,758	35,909	8,524	(53.33)%	96.60%
Loans
Commercial and industrial	4,651,453	4,611,789	3,315,081	0.86%	40.31%
Commercial real estate	8,181,340	8,275,408	6,735,974	(1.14)%	21.46%
Commercial construction	1,403,613	1,399,193	796,162	0.32%	76.30%
Total commercial	14,236,406	14,286,390	10,847,217	(0.35)%	31.24%
Residential real estate	2,842,144	2,873,443	2,465,731	(1.09)%	15.27%
Home equity	1,307,746	1,297,662	1,143,966	0.78%	14.32%
Total consumer real estate	4,149,890	4,171,105	3,609,697	(0.51)%	14.97%
Other consumer	39,182	46,282	35,055	(15.34)%	11.77%
Total loans	18,425,478	18,503,777	14,491,969	(0.42)%	27.14%
Less: allowance for credit losses	(190,560)	(189,877)	(144,092)	0.36%	32.25%
Net loans	18,234,918	18,313,900	14,347,877	(0.43)%	27.09%
Federal Home Loan Bank stock	17,752	21,835	25,804	(18.70)%	(31.20)%
Bank premises and equipment, net	217,695	218,190	190,007	(0.23)%	14.57%
Goodwill	1,090,610	1,090,610	985,072	—%	10.71%
Other intangible assets	126,687	133,576	10,941	(5.16)%	1,057.91%
Cash surrender value of life insurance policies	380,423	378,576	306,077	0.49%	24.29%
Other assets	597,785	638,823	577,271	(6.42)%	3.55%
Total assets	$24,783,580	$24,912,896	$19,888,209	(0.52)%	24.61%
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing demand deposits	$5,633,079	$5,600,955	$4,409,878	0.57%	27.74%
Savings and interest checking	6,310,870	6,482,970	5,279,549	(2.65)%	19.53%
Money market	4,898,267	4,774,645	3,277,078	2.59%	49.47%
Time certificates of deposit	3,255,294	3,268,220	2,709,512	(0.40)%	20.14%
Total deposits	20,097,510	20,126,790	15,676,017	(0.15)%	28.21%
Borrowings
Federal Home Loan Bank and other borrowings	316,734	416,549	500,506	(23.96)%	(36.72)%
Line of credit, net	99,969	49,953	—	100.13%	100.00%
Junior subordinated debentures, net	62,863	62,862	62,861	—%	—%
Subordinated debentures, net	296,690	296,483	296,507	0.07%	0.06%
Total borrowings	776,256	825,847	859,874	(6.00)%	(9.72)%
Total deposits and borrowings	20,873,766	20,952,637	16,535,891	(0.38)%	26.23%
Other liabilities	367,773	394,531	318,926	(6.78)%	15.32%
Total liabilities	21,241,539	21,347,168	16,854,817	(0.49)%	26.03%
Stockholders’ equity
Common stock	483	490	424	(1.43)%	13.92%
Additional paid in capital	2,272,910	2,335,879	1,911,162	(2.70)%	18.93%

Retained earnings	1,317,946	1,269,113	1,192,008	3.85%	10.57%
Accumulated other comprehensive loss, net of tax	(49,298)	(39,754)	(70,202)	24.01%	(29.78)%
Total stockholders' equity	3,542,041	3,565,728	3,033,392	(0.66)%	16.77%
Total liabilities and stockholders’ equity	$24,783,580	$24,912,896	$19,888,209	(0.52)%	24.61%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2026	December 31 2025	March 31 2025	Mar 2026 vs.	Mar 2026 vs.
				Dec 2025	Mar 2025
Interest income
Interest on federal funds sold and short-term investments	$3,657	$6,690	$1,438	(45.34)%	154.31%
Interest and dividends on securities	25,374	24,924	15,297	1.81%	65.88%
Interest and fees on loans	260,982	265,582	195,093	(1.73)%	33.77%
Interest on loans held for sale	252	339	92	(25.66)%	173.91%
Total interest income	290,265	297,535	211,920	(2.44)%	36.97%
Interest expense
Interest on deposits	66,935	74,378	59,436	(10.01)%	12.62%
Interest on borrowings	10,871	10,671	6,979	1.87%	55.77%
Total interest expense	77,806	85,049	66,415	(8.52)%	17.15%
Net interest income	212,459	212,486	145,505	(0.01)%	46.01%
Provision for credit losses	5,500	4,750	15,000	15.79%	(63.33)%
Net interest income after provision for credit losses	206,959	207,736	130,505	(0.37)%	58.58%
Noninterest income
Deposit account fees	9,249	9,100	7,053	1.64%	31.14%
Interchange and ATM fees	5,018	5,381	4,622	(6.75)%	8.57%
Investment management and advisory	14,165	13,793	11,220	2.70%	26.25%
Mortgage banking income	1,270	1,274	741	(0.31)%	71.39%
Increase in cash surrender value of life insurance policies	2,712	2,702	2,065	0.37%	31.33%
Gain on life insurance benefits	346	315	—	9.84%	100.00%
Loan level derivative income	910	1,232	1,042	(26.14)%	(12.67)%
Other noninterest income	6,592	7,648	5,796	(13.81)%	13.73%
Total noninterest income	40,262	41,445	32,539	(2.85)%	23.73%
Noninterest expenses
Salaries and employee benefits	80,737	81,580	61,931	(1.03)%	30.37%
Occupancy and equipment expenses	17,306	15,604	13,859	10.91%	24.87%
Data processing and facilities management	3,259	2,967	2,642	9.84%	23.35%
FDIC assessment	3,328	4,059	2,988	(18.01)%	11.38%
Amortization of intangible assets	6,890	7,054	1,344	(2.32)%	412.65%
Merger and acquisition expense	3,024	12,348	1,155	(75.51)%	161.82%
Other noninterest expenses	28,374	30,758	21,959	(7.75)%	29.21%
Total noninterest expenses	142,918	154,370	105,878	(7.42)%	34.98%
Income before income taxes	104,303	94,811	57,166	10.01%	82.46%
Provision for income taxes	24,384	19,476	12,742	25.20%	91.37%
Net Income	$79,919	$75,335	$44,424	6.08%	79.90%

Weighted average common shares (basic)	48,970,060	49,452,717	42,550,274
Common share equivalents	29,685	23,623	22,353

Weighted average common shares (diluted)	48,999,745	49,476,340	42,572,627

Basic earnings per share	$1.63	$1.52	$1.04	7.24%	56.73%
Diluted earnings per share	$1.63	$1.52	$1.04	7.24%	56.73%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$79,919	$75,335	$44,424
Noninterest expense components
Add - merger and acquisition expenses	3,024	12,348	1,155
Noncore increases to income before taxes	3,024	12,348	1,155
Net taxes associated with noncore items (1)	(830)	(3,326)	(325)
Noncore increases to net income	2,194	9,022	830
Operating net income (Non-GAAP)	$82,113	$84,357	$45,254	(2.66)%	81.45%

Diluted earnings per share, on an operating basis (Non-GAAP)	$1.68	$1.70	$1.06	(1.18)%	58.49%

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.90%	3.77%	3.42%
Return on average assets (calculated by dividing annualized net income by average assets) (GAAP)	1.31%	1.20%	0.93%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average assets)	1.35%	1.34%	0.94%
Return on average common equity (calculated by dividing annualized net income by average common equity) (GAAP)	9.02%	8.38%	5.94%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average common equity)	9.27%	9.38%	6.05%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	13.67%	12.77%	8.85%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average tangible common equity)	14.05%	14.30%	9.01%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	15.93%	16.32%	18.28%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	15.93%	16.32%	18.28%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	56.55%	60.79%	59.47%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	55.36%	55.93%	58.82%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2026	December 31 2025	March 31 2025
Nonperforming loans
Commercial & industrial loans	$8,453	$9,160	$9,839
Commercial real estate loans	64,851	50,515	65,840
Commercial construction loans	698	3,693	—
Residential real estate loans	15,593	15,043	10,966
Home equity	7,011	5,102	2,840
Other consumer	37	44	8
Total nonperforming loans	96,643	83,557	89,493
Other real estate owned	2,100	2,100	—
Total nonperforming assets	$98,743	$85,657	$89,493

Nonperforming loans/gross loans	0.52%	0.45%	0.62%
Nonperforming assets/total assets	0.40%	0.34%	0.45%
Allowance for credit losses/nonperforming loans	197.18%	227.24%	161.01%
Allowance for credit losses/total loans	1.03%	1.03%	0.99%
Delinquent loans/total loans	0.41%	0.32%	0.47%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2026	December 31 2025	March 31 2025

Nonperforming assets beginning balance	$85,657	$88,697	$101,529
New to nonperforming	24,714	29,374	41,777
Loans charged-off	(5,776)	(5,768)	(41,400)
Loans paid-off	(5,272)	(20,098)	(10,932)
Loans restored to performing status	(608)	(4,350)	(1,356)
Other	28	(2,198)	(125)
Nonperforming assets ending balance	$98,743	$85,657	$89,493

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2026	December 31 2025	March 31 2025
Net charge-offs (recoveries)
Commercial and industrial loans	$311	$4,555	$152
Commercial real estate loans	4,034	28	39,996
Home equity	(12)	(15)	78
Other consumer	484	781	666
Total net charge-offs	$4,817	$5,349	$40,892

Net charge-offs to average loans (annualized)	0.11%	0.12%	1.14%

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2026	December 31 2025	March 31 2025
Gross loans/total deposits	91.68%	91.94%	92.45%
Common equity tier 1 capital ratio (1)	12.87%	12.86%	14.52%
Tier 1 leverage capital ratio (1)	10.23%	10.15%	11.43%
Common equity to assets ratio GAAP	14.29%	14.31%	15.25%
Tangible common equity to tangible assets ratio (2)	9.86%	9.88%	10.78%
Book value per share GAAP	$72.92	$72.41	$71.19
Tangible book value per share (2)	$47.86	$47.55	$47.81
(1) Estimated number for March 31, 2026.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$415,532	$3,657	3.57%	$673,878	$6,690	3.94%	$141,410	$1,438	4.12%
Securities
Securities - trading	5,108	—	—%	4,644	—	—%	4,513	—	—%
Securities - taxable investments	3,325,253	25,260	3.08%	3,323,714	24,790	2.96%	2,747,039	15,296	2.26%
Securities - nontaxable investments (1)	11,634	144	5.02%	14,047	169	4.77%	195	1	2.08%
Total securities	$3,341,995	$25,404	3.08%	$3,342,405	$24,959	2.96%	$2,751,747	$15,297	2.25%
Loans held for sale	19,495	252	5.24%	24,680	339	5.45%	6,396	92	5.83%
Loans
Commercial and industrial (1)	4,605,582	70,426	6.20%	4,556,277	70,467	6.14%	3,250,960	50,895	6.35%
Commercial real estate (1)	8,240,241	112,466	5.54%	8,263,339	115,746	5.56%	6,804,605	86,086	5.13%
Commercial construction (1)	1,404,278	23,926	6.91%	1,397,668	24,618	6.99%	785,312	13,167	6.80%
Total commercial	14,250,101	206,818	5.89%	14,217,284	210,831	5.88%	10,840,877	150,147	5.62%
Residential real estate	2,856,572	35,503	5.04%	2,895,216	34,847	4.78%	2,464,464	27,716	4.56%
Home equity	1,300,202	19,429	6.06%	1,288,744	20,498	6.31%	1,140,190	17,774	6.32%
Total consumer real estate	4,156,774	54,932	5.36%	4,183,960	55,345	5.25%	3,604,654	45,490	5.12%
Other consumer	43,789	664	6.15%	41,897	741	7.02%	38,618	593	6.23%
Total loans	$18,450,664	$262,414	5.77%	$18,443,141	$266,917	5.74%	$14,484,149	$196,230	5.49%
Total interest-earning assets	$22,227,686	$291,727	5.32%	$22,484,104	$298,905	5.27%	$17,383,702	$213,057	4.97%
Cash and due from banks	228,015			228,939			197,536
Federal Home Loan Bank stock	20,474			21,835			27,646
Other assets	2,226,216			2,230,165			1,852,073
Total assets	$24,702,391			$24,965,043			$19,460,957
Interest-bearing liabilities
Deposits
Savings and interest checking accounts (4)	$6,333,509	$15,883	1.02%	$6,355,726	$18,078	1.13%	$5,222,353	$16,162	1.26%
Money market (4)	4,862,134	24,672	2.06%	4,829,717	26,989	2.22%	3,178,879	17,710	2.26%
Time deposits	3,269,232	26,380	3.27%	3,336,280	29,311	3.49%	2,723,975	25,564	3.81%
Total interest-bearing deposits	$14,464,875	$66,935	1.88%	$14,521,723	$74,378	2.03%	$11,125,207	$59,436	2.17%
Borrowings
Federal Home Loan Bank and other borrowings	380,062	3,596	3.84%	416,368	3,973	3.79%	547,713	5,566	4.12%
Line of Credit	54,404	755	5.63%	7,559	116	6.09%	—	—	—%
Junior subordinated debentures	62,863	874	5.64%	62,862	936	5.91%	62,860	974	6.28%
Subordinated debentures	296,573	5,646	7.72%	296,372	5,646	7.56%	23,070	439	7.72%
Total borrowings	$793,902	$10,871	5.55%	$783,161	$10,671	5.41%	$633,643	$6,979	4.47%
Total interest-bearing liabilities	$15,258,777	$77,806	2.07%	$15,304,884	$85,049	2.20%	$11,758,850	$66,415	2.29%
Noninterest-bearing demand deposits	5,498,339			5,751,348			4,345,631
Other liabilities	353,886			340,775			323,728
Total liabilities	$21,111,002			$21,397,007			$16,428,209

Stockholders’ equity	3,591,389			3,568,036			3,032,748
Total liabilities and stockholders’ equity	$24,702,391			$24,965,043			$19,460,957

Net interest income		$213,921			$213,856			$146,642

Interest rate spread (2)			3.25%			3.07%			2.68%

Net interest margin (3)			3.90%			3.77%			3.42%

Supplemental Information
Total deposits, including demand deposits	$19,963,214	$66,935		$20,273,071	$74,378		$15,470,838	$59,436
Cost of total deposits			1.36%			1.46%			1.56%
Total funding liabilities, including demand deposits	$20,757,116	$77,806		$21,056,232	$85,049		$16,104,481	$66,415
Cost of total funding liabilities			1.52%			1.60%			1.67%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $1.5 million, $1.4 million, and $1.1 million for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively, determined by applying the Company’s marginal tax rates in effect during each respective quarter.

(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(4) Interest paid amounts within the savings and interest checking and money market categories for the three months ended December 31, 2025 vary from amounts previously reported in the Company’s fourth quarter 2025 earnings release. These reported amounts reflect a reclassification of approximately $3.0 million in interest paid from the money market category to the savings and interest checking category. The corresponding yields presented above have also been revised to reflect this reclassification.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics
(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company’s tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	March 31 2026	December 31 2025	March 31 2025
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders’ equity (GAAP)	$3,542,041	$3,565,728	$3,033,392	(a)
Less: Goodwill and other intangibles	1,217,297	1,224,186	996,013
Tangible common equity (Non-GAAP)	$2,324,744	$2,341,542	$2,037,379	(b)
Tangible assets
Assets (GAAP)	$24,783,580	$24,912,896	$19,888,209	(c)
Less: Goodwill and other intangibles	1,217,297	1,224,186	996,013
Tangible assets (Non-GAAP)	$23,566,283	$23,688,710	$18,892,196	(d)

Common Shares	48,572,237	49,243,813	42,610,271	(e)

Common equity to assets ratio (GAAP)	14.29%	14.31%	15.25%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.86%	9.88%	10.78%	(b/d)
Book value per share (GAAP)	$72.92	$72.41	$71.19	(a/e)
Tangible book value per share (Non-GAAP)	$47.86	$47.55	$47.81	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

The following table summarizes the impact of noncore items on the Company’s calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated, and the average assets used to calculate return on average assets and operating return on average assets:

(Unaudited, dollars in thousands)	Three Months Ended
	March 31 2026	December 31 2025	March 31 2025
Net interest income (GAAP)	$212,459	$212,486	$145,505

Noninterest income (GAAP)	$40,262	$41,445	$32,539

Total revenue (GAAP)	$252,721	$253,931	$178,044

Noninterest expense (GAAP)	$142,918	$154,370	$105,878
Less:
Merger and acquisition expense	3,024	12,348	1,155
Noninterest expense on an operating basis (Non-GAAP)	$139,894	$142,022	$104,723

Average assets	$24,702,391	$24,965,043	$19,460,957

Average common equity (GAAP)	$3,591,389	$3,568,036	$3,032,748
Less: Average goodwill and other intangibles	1,221,201	1,227,889	996,762
Average tangible common equity (Non-GAAP)	$2,370,188	$2,340,147	$2,035,986

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)
Net income (GAAP)	$79,919	$75,335	$44,424
Noninterest expense components
Add - merger and acquisition expenses	3,024	12,348	1,155
Noncore increases to income before taxes	3,024	12,348	1,155
Net taxes associated with noncore items (1)	(830)	(3,326)	(325)
Noncore increases to net income	2,194	9,022	830
Operating net income (Non-GAAP)	$82,113	$84,357	$45,254

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Ratios
Return on average assets (GAAP) (calculated by dividing annualized net income by average assets)	1.31%	1.20%	0.93%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average assets)	1.35%	1.34%	0.94%
Return on average common equity (GAAP) (calculated by dividing annualized net income by average common equity)	9.02%	8.38%	5.94%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average common equity)	9.27%	9.38%	6.05%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	13.67%	12.77%	8.85%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average tangible common equity)	14.05%	14.30%	9.01%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by total revenue)	15.93%	16.32%	18.28%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by total revenue)	15.93%	16.32%	18.28%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	56.55%	60.79%	59.47%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	55.36%	55.93%	58.82%

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Adjusted Margin

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2026			December 31, 2025
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
Reported total interest earning assets	$22,227,686	$213,921	3.90%	$22,484,104	$213,856	3.77%
Acquisition fair value marks:
Loan accretion		(9,186)	(0.17)%		(6,275)	(0.11)%

Nonaccrual interest, net		(54)	—%		(1,117)	(0.02)%

Other adjustments	(1,626)	(667)	(0.01)%	(1,842)	(407)	—%

Adjusted margin (Non-GAAP)	$22,226,060	$204,014	3.72%	$22,482,262	$206,057	3.64%